SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement           [ ] Confidential, for Use of the
[ ]      Definitive Proxy Statement                Commission Only (as permitted
[ ]      Definitive Additional Materials           by Rule 14a-6(e)(2))
[ ]      Soliciting Material Pursuant to
          Rule 14a-11(c) or Rule 14a-12

                                Compu-DAWN, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

                  _____________________________________


         (2)      Aggregate number of securities to which transaction applies:

                  _____________________________________


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  _____________________________________

         (4)      Proposed maximum aggregate value of transaction:

                  _____________________________________


         (5)      Total fee paid:

                  _____________________________________

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


                  _____________________________________

         (2)      Form, Schedule or Registration Statement no.:


                  _____________________________________

         (3)      Filing Party:


                  _____________________________________

         (4)      Date Filed:


                  _____________________________________

                           PRELIMINARY PROXY MATERIALS

                                COMPU-DAWN, INC.
                                77 Spruce Street
                           Cedarhurst, New York 11516



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 October 2, 1998


 To the Stockholders of Compu-DAWN, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Compu-DAWN, Inc., a Delaware corporation (the "Company" or
"Compu-DAWN"), will be held at the Company's executive offices at 77 Spruce Street, Cedarhurst, New York 11516 on October 2, 1998 at 10:00 a.m., New York time, for the following purposes:

     (1) To elect two Class I directors, whose term of office shall expire at the Company's annual meeting of stockholders in 2000, and two Class II directors, whose term of office shall expire at the Company's annual meeting of stockholders in 2001.

     (2) To ratify the issuance by the Company of 327,103 shares of Common Stock and approve the issuance of shares of Common Stock underlying the Company's Series A Convertible Preferred Stock and certain warrants issued in connection therewith.

     (3) To transact such other business as may properly come before the Meeting.

     Only stockholders of record at the close of business on September 16, 1998 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                          By Order of the Compu-DAWN
                                          Board of Directors
                                          Mark Honigsfeld
                                          Chairman of the Board, Chief Executive
                                          Officer and Secretary
Cedarhurst, New York
September 18, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF COMPU-DAWN, AND RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. A STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE VOTE BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.
===============================================================================

                                COMPU-DAWN, INC.
                                77 Spruce Street
                           Cedarhurst, New York 11516



                                 PROXY STATEMENT


         Soliciting, Voting and Revocability of Proxy

     This Proxy Statement is being mailed to all stockholders of record of Compu-DAWN, Inc. (the "Company" or "Compu-DAWN") at the close of business on September 16, 1998 in connection with the solicitation by the Board of Directors of Proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the Company's executive offices at 77 Spruce Street, Cedarhurst, New York 11516 on October 2, 1998 at 10:00 a.m., local time, or any adjournment thereof. The Proxy and this Proxy Statement were mailed to stockholders on or about September 18, 1998.

     All shares represented by Proxies duly executed and received will be voted on the matters presented at the Meeting in accordance with the instructions specified in such Proxies. Proxies so received without specified instructions will be voted (1) FOR the nominees named in the Proxy to Compu-DAWN's Board of Directors, consisting of two Class I directors, whose term of office will expire at the Company's annual meeting of stockholders in 2000, and two Class II directors, whose term of office shall expire at the Company's annual meeting of stockholders in 2001 and (2) FOR the ratification of the issuance by the Company of 327,103 shares of Common Stock and approval of the issuance of shares of Common Stock underlying the Company's Series A Convertible Preferred Stock (the "Series A Preferred Shares") and certain warrants issued in connection therewith. The Board does not know of any other matters that may be brought before the Meeting nor does it foresee or have reason to believe that Proxy holders will have to vote for substitute or alternate nominees to the Board. In the event that any other matter should come before the Meeting or any nominee is not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

     The total number of shares of Common Stock of the Company ("Common Shares") outstanding and entitled to vote as of September 16, 1998 was _____________. The Common Shares are the only class of securities of the Company entitled to vote on matters presented to the stockholders of the Company, each share being entitled to one noncumulative vote. A majority of the Common Shares outstanding and entitled to vote as of September 16, 1998, or ____________ Common Shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Only stockholders of record as of the close of business on September 16, 1998 will be entitled to vote. With regard to the election of directors, votes may be cast in favor or withheld. Each class of directors shall be elected by a plurality of the votes cast in favor. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. Stockholders may expressly abstain from voting on Proposal 2 by so indicating on the Proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as present in the tabulation of votes on Proposal 2. Broker non- votes are not counted for the purpose of determining whether Proposal 2 has been approved. Since Proposal 2 requires the affirmative approval of a majority of the Common Shares present in person or represented by proxy at the Meeting (assuming a quorum is present at the Meeting), abstentions will have the effect of a negative vote while broker non-votes will have no effect.

     Any person giving a Proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. The Proxy may be revoked by filing with Compu- DAWN written notice of revocation or a fully executed Proxy bearing a later date. The Proxy may also be revoked by affirmatively electing to vote in person while in attendance at the Meeting. However, a stockholder who attends the Meeting need not revoke a Proxy given and vote in person unless the stockholder wishes to do so. Written revocations or amended Proxies should be sent to Compu-DAWN at 77 Spruce Street, Cedarhurst, New York 11516, Attention: Corporate Secretary.

     The  Proxy  is  being  solicited  by the  Compu-DAWN  Board  of  Directors.
Compu-DAWN will bear the cost of the solicitation of Proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of Compu-DAWN shares. Solicitations will be made primarily by mail, but certain directors, officers or employees of Compu-DAWN may solicit Proxies in person or by telephone, telecopier or telegram without special compensation.

     A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose germane to the Meeting, during ordinary business hours, for ten days prior to the Meeting, at the offices of the Company, 77 Spruce Street, Cedarhurst, New York 11516, and also during the whole time of the Meeting for inspection by any stockholder who is present.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning the compensation of Mark Honigsfeld, Chairman of the Board and Chief Executive Officer of the Company, and the other persons who were the Company's most highly compensated executive officers during the 1997 fiscal year. No other executive officer of the Company had a combined salary and bonus in excess of $100,000 for the fiscal year ended December 31, 1997.


                                        Annual Compensation                   Long-Term Compensation
                                                                                  Awards      Payouts
      Name and                                 Other Annual  Restricted Stock  Common Shares     LT     All Other
Principal Position    Year   Salary    Bonus   Compensation        Awards   Underlying Options Payout  Compensation

Mark Honigsfeld(1)    1997   $250,000      -            -             -             100,000       -          -
Chairman of the Board 1996   $ 62,500(2)   -            -             -             233,000       -          -
 and Chief Executive  1995       -         -            -             -                   -       -          -
 Officer

Dong W. Lew(3)        1997   $125,000      -            -             -                8,56       -          -
  President           1996   $ 87,500 $15,000(4)        -             -              156,950      -          -
                      1995   $ 70,980      -            -             -                 -         -          -

Louis Libin           1997   $178,651       -           -             -              100,000      -          -
  Chief Technology    1996          -       -           -             -                 -         -          -
   Officer            1995          -       -           -             -                 -         -          -


-------------------

(1) Mr. Honigsfeld was elected Chief Executive Officer of the Company and was entitled to compensation effective as of October 1, 1996.

(2) Represents accrued and unpaid salary relating to 1996 (based on a salary of $250,000 per annum) that was converted into 12,500 Common Shares upon the closing of the Company's initial public offering in June 1997 (the "IPO").

(3) Mr. Lew acted as the Company's Chief Executive Officer during 1994, 1995 and from the period January 1, 1996 to September 30, 1996 and resigned as an officer and director of the Company in April 1998.

(4) Represents an accrued and unpaid signing bonus (relating to the execution of Mr. Lew's employment agreement in October 1996) that was converted into 3,000 Common Shares upon the closing of the IPO.

Option Grants in Last Fiscal Year

     The following table sets forth certain information concerning individual grants of stock options during the fiscal year ended December 31, 1997:

                           Number of Common        Percentage of Total
                           Shares Underlying       Options Granted to
     Name                  Options Granted     Employees in Fiscal Year      Exercise Price    Expiration Date
     -----              ---------------------- ------------------------      --------------    ---------------

Mark Honigsfeld                 100,000                 35.9%                     $3.00        January 6, 2007

Dong W. Lew                       8,561(1)               3.1%                     $5.50        August 27, 2002

Louis Libin                      50,000                 18.0%                     $3.00        January 6, 2007
                                 50,000                 18.0%                     $6.75        December 1, 2007

---------------
(1) These options were granted as a reload feature at the time Mr. Lew surrendered 8,561 Common Shares valued in the aggregate at $47,085 (or $5.50 per share) to exercise options to purchase 156,950 Common Shares. These options were exercised by Mr. Lew in April 1998, at which time Mr. Lew surrendered 4,380 Common Shares valued in the aggregate at $47,085 per share (or $10.75 per share), in payment of the exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

     The following table sets forth certain information concerning the value of options unexercised as of December 31, 1997:

                                                           Number of Common Shares        Value of Unexercised
                        Number of Common                   Underlying Unexercised         In-the-Money Options
                        Shares Acquired      Value         Options at December 31, 1997   at December 31, 1997
Name                    on Exercise          Realized      Exercisable/Unexercisabl       Exercisable /Unexercisable

Mark Honigsfeld          233,000             $629,100               0 / 100,000                  0 / $625,000

Dong W. Lew              156,950             $816,140           8,561 / 0                  $32,104 / 0

Louis Libin                 -                   -                   0 / 100,000                  0 / $437,500


Compensation of Directors

     Each non-employee director of the Company is entitled to receive a director's fee of $1,000 per month attended in person and $500 per meeting attended by telephone and options to purchase 5,000 Common Shares of the Company each year, except that Alfred Luciani is entitled to receive options to purchase 10,000 Common Shares of the Company each year.

The options granted to directors are exercisable for a period of ten years from the date of grant at an exercise price equal to the market price of the Company's Common Shares on the date of grant. Additionally, each non-employee director is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors meet regularly, as needed.

Employment Contracts; Termination of Employment and Change-in-Control
Arrangements

     The Company is a party to an Employment Agreement with Mark Honigsfeld for a term of three years commencing as of October 1, 1996, subject to continuing, annual, automatic one-year extensions, unless either the Company or Mr. Honigsfeld notifies the other, at least 90 days prior to any annual anniversary date, of its or his desire not to extend the term thereof. The Employment Agreement also provides for earlier termination as discussed below. Pursuant to his Employment Agreement, Mr. Honigsfeld serves as Chairman of the Board and Chief Executive Officer of the Company.

     The Employment Agreement provides for base annual compensation of $250,000. In addition to such base compensation, Mr. Honigsfeld is entitled to receive (i) an annual bonus amount equal to a percentage of base salary (ranging from 7% to 20%) based upon the Company achieving certain sales levels (ranging from $3,750,000 to $6,000,000 in the initial year, with $1,000,000 increased sales level thresholds per year if the bonus is earned in a particular year) and (ii) an annual bonus based on the Company's EBITANC (as defined below), if any. Such latter bonus for each year ranges from 5% to 10% of EBITANC based on EBITANC thresholds ranging from $250,000 to $1,500,000. EBITANC is an amount equal to the Company's earnings before deducting the following: interest expense, taxes, and any one time nonrecurring charges resulting from divestitures, acquisitions, consolidations, restructurings and changes in accounting principles. The use of EBITANC, as opposed to earnings, has the effect of increasing the earnings base (by the amount of the excluded deductions) for the purpose of calculating the bonus.

     The Employment Agreement also provides that Mr. Honigsfeld is entitled to receive, for each year thereof, options for the purchase of 5,000 Common Shares of the Company for each $100,000 of EBITANC. Such options would be exercisable for a five year period at an exercise price of no less than 110% of the market value of the Common Shares on the date of the grant. Mr. Honigsfeld is also entitled to receive an expense allowance of up to $500 per month and an automobile allowance in the amount of $1,000 per month.

     The Employment Agreement provides that, notwithstanding the rolling three-year term thereof, it may be terminated prior to the expiration date under the following circumstances: (i) death; (ii) total disability (as provided for in the Employment Agreement); (iii) termination by the Company for "cause" (as defined in the Employment Agreement); (iv) termination by the Company at any time upon written notice to Mr. Honigsfeld; (v) termination by Mr. Honigsfeld upon 30 days written notice to the Company; (vi) termination by Mr. Honigsfeld at any time for "good reason" (as defined in the Employment Agreement); or (vii) termination by the Company at any time within 12 months after a "change in control" (as defined in the Employment Agreement). Additionally, the Employment Agreement allows Mr. Honigsfeld to devote up to 10% of his working time to other endeavors that are not in competition with the Company.

     The Employment Agreement provides for compensation under certain circumstances upon termination of employment (in addition to accrued but unpaid compensation) as follows: (i) in the event of Mr. Honigsfeld's death, his estate or spouse shall be entitled to receive an amount equal to his monthly salary as of the date of death multiplied by the number of full years that he was an employee of the Company or a subsidiary or a predecessor in interest thereof;
(ii) in the event of termination of the Employment Agreement due to disability, Mr. Honigsfeld shall be entitled to receive an amount equal to his monthly salary as of the date of termination of the Employment Agreement, multiplied by the number of full years that he was an employee of the Company or a subsidiary or a predecessor in interest thereof (but, in no event, would he be entitled to an amount equal to less than six months of salary); and (iii) in the event of termination of employment by the Company following a "change of control" or for any reason other than death, disability or "cause," or in the event of termination of an Employment Agreement by Mr. Honigsfeld for "good reason," he shall be entitled to receive his full salary for the unexpired term of such agreement, without mitigation of damages based upon employment obtained elsewhere.

     The Employment Agreement provides for a restriction on the solicitation of customers of the Company for a period of two years following termination thereof, and a covenant not to compete with the Company for a period of six months following termination of employment for cause.

     Effective January 6, 1997, the Company and Louis Libin entered into a three-year Employment Agreement pursuant to which Mr. Libin serves as the Company's Chief Technology Officer. Such Employment Agreement provides for a salary of $200,000, $225,000 and $250,000 per annum in the first, second and third years, respectively. Additionally, Mr. Libin's Employment Agreement allows him to devote up to one day each week to other endeavors that are not in competition with the Company. Other terms of Mr. Libin's Employment Agreement conform in structure to the material provisions of Mr. Honigsfeld's, such as bonuses, benefits, restrictive covenants and termination.

     All stock options held by Messrs. Honigsfeld and Libin, and by each of the directors of the Company, will vest upon a change in control of the Company (as defined in their respective stock option agreements). Once and to the extent the options vest, whether by passage of time or upon a change in control, they will not terminate notwithstanding termination of employment for any reason. See "Security Ownership of Certain Beneficial Owners and Management."

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Common Shares

     The following table sets forth, to the knowledge of the Company based solely upon records available to it, certain information as of August 31, 1998 regarding the beneficial ownership of the Company's Common Shares (i) by each person who the Company believes to be the beneficial owner of more than 5% of its outstanding Common Shares, (ii) by each current director, (iii) by each person listed in the Summary Compensation Table under "Executive Compensation" and (iv) by all current executive officers and directors as a group:


Name and Address
of Beneficial Owner                                     Number                        Percent

Mark Honigsfeld                                         848,200(1)                    25.0%
77 Spruce Street
Cedarhurst, New York

JNC Strategic Fund Ltd.                                 359,813(2)                    10.2%
c/o Olympia Capital (Cayman) Ltd.
c/o Olympia Capital (Bermuda) Ltd.
Williams House
20 Reid Street
Hamilton HM11, Bermuda

Dong W. Lew                                              100,000                      3.2%
1350 Grand Summit Drive
Reno, Nevada

Louis Libin                                               41,667(3)                   1.2%
77 Spruce Street
Cedarhurst, New York

William D. Rizzardi                                         2,667(4)                     *
77 Spruce Street
Cedarhurst, New York

Harold Lazarus                                              1,667(5)                     *
134 Hofstra University
Hempstead, New York



                                        8




Alfred Luciani                                                     0                    -
Bayport One, Suite 300
West Atlantic City, New Jersey

All executive officers and directors
as a group (5 persons)                                894,201(1)(2)(3)(4)             26.2%

-------------------
  *      Represents less than 1%.

     (1) Represents (i) 423,200 shares held by the Mark Honigsfeld Living Trust (the "Honigsfeld Trust") whose sole beneficiary is Mr. Honigsfeld's wife; Mr. Honigsfeld, the settlor and trustee of the trust, has the right to terminate the Honigsfeld Trust and receive the shares; (ii) 200,000 shares held by the Mardee Charity Fund Foundation, a private charitable foundation of which Mr. Honigsfeld and his wife are the sole trustees; and (iii) 225,000 shares issuable upon the exercise of currently exercisable options.

     (2) Includes 32,710 shares issuable upon the exercise of currently exercisable warrants. The number of shares issuable upon exercise of such warrants is subject to antidilution adjustment.

     (3) Includes 16,667 shares issuable upon the exercise of currently exercisable options. (4) Includes 1,667 shares issuable upon the exercise of currently exercisable options. (5) Represents shares issuable upon the exercise of currently exercisable options.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1997, the Company entered into a secured Credit Agreement with Mr. Honigsfeld. Pursuant to the Credit Agreement, the Company initially borrowed $200,000. In April 1997, the Company and Mr. Honigsfeld amended the Credit Agreement to provide for an additional line of credit of $500,000. Outstanding principal under the Credit Agreement bears interest at the rate of 10% per annum. The repayment of up to $200,000 under the Credit Agreement is secured by a first priority security interest in all the assets of the Company. The Company entered into the Credit Agreement because it required additional financing to fund the Company's working capital needs and no other sources of financing were available at that time. Contemporaneously with the closing of the IPO, $200,000 of indebtedness was converted into 40,000 Common Shares pursuant to an agreement between the Company and Mr. Honigsfeld. In May 1997, the Company borrowed an additional $200,000 under the Credit Agreement. As of June 30, 1998, $100,000 in principal was outstanding under the Credit Agreement. In 1997, the Company paid Mr. Honigsfeld an aggregate of $9,316 in interest under the Credit Agreement. The Company believes that the terms of the Credit Agreement are commercially reasonable and are at least as favorable to the Company as it could have obtained from an unrelated third party. The Credit Agreement was approved by, among others, all the disinterested directors of the Company.

     To the extent that the Company may enter into any agreements with related parties in the future (of which none are presently contemplated), the Board of Directors of the Company has determined that the terms of such agreements must be commercially reasonable and no less favorable to the Company than it could obtain from unrelated third parties. Additionally, the Board of Directors of the Company has further determined that such agreements must be approved by a majority of the disinterested directors of the Company.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     Compu-DAWN's Board of Directors is currently divided into three classes. Each class of directors is elected for a three-year term. Mark Honigsfeld and Dr. Harold Lazarus are nominated for election by Compu-DAWN's stockholders as Class II directors. Class II directors will serve for a term of three years which expires at the annual meeting of stockholders in 2001 or when their successors are elected and qualified.

     In addition, since the Company did not hold an annual meeting of stockholders in 1997 with respect to the election of Class I directors, William
D. Rizzardi and Alfred Luciani, the Company's Class I directors, are also nominated for election by Compu-DAWN's stockholders as Class I directors. Class I directors will serve until the annual meeting of stockholders in 2000 or until their successors are elected and qualified.

     In addition to the foregoing persons, Louis Libin serves as the sole Class III director of the Company. Mr. Libin's term expires at the annual meeting of stockholders in 1999 or when his successor is elected and qualified.

Nominees for Director

     The following tables set forth the positions and offices presently held with Compu-DAWN by each nominee, his age as of August 31, 1998, the class of directorship for which he is nominated and the year in which he became a director. Proxies not marked to the contrary will be voted in favor of each such nominee's election. The Board recommends a vote FOR all nominees.

                         Nominees for Class I Directors
                      Term Expiring at 2000 Annual Meeting

                                             Positions and Offices Presently       Year Became
Name                      Age                 Held with the Company                 a Director

William D. Rizzardi       55                  Director                              1997
Alfred Luciani            53                  Director                              1998



William D. Rizzardi

     Mr. Rizzardi joined the Company in January 1997 as a director. Since December 1996, Mr. Rizzardi has been the President of Environmental Solutions Corporation, a bio-remediation company. From 1995 to 1996, Mr. Rizzardi was an independent management consultant to the Long Island Research Institute, a not-for-profit technology development laboratory. From 1979 to 1994, Mr.
Rizzardi held various positions with Northrop Grumman Corporation and its affiliates, including a Vice President of Grumman Data Systems Division, where he was responsible for the development, operation and support of all information systems for the Grumman Corporation, Corporate Vice President of Information Management and Chief Information Officer of Grumman Data Systems Division, and a Vice President of Northrop Grumman Corporation - Data Systems and Services Division following the acquisition of Grumman Corporation by Northrop Corporation. Mr. Rizzardi received a Bachelor of Science Degree in Nuclear Physics from City College of the City University of New York and a B.S.E.E. Degree in Management from the Sloan School of M.I.T.

Alfred Luciani

     Mr. Luciani joined the Company in May 1998 as a director. Since January 1996, Mr. Luciani has been providing consulting services and management and development expertise to the gaming industry through Luciani and Associates and AJL Corp. From April 1993 to December 1995, Mr. Luciani was President and Chairman of American Gaming and Entertainment, Ltd. ("American Gaming"), an entity engaged in the gaming management business. From 1983 to 1994, Mr. Luciani held several positions in the gaming industry, including President and Chief Executive Officer of the Golden Nugget Casino Hotel in Las Vegas and the Mashantucket Pequot Gaming Enterprise, and Executive Vice President of the Golden Nugget and Resorts Casino Hotels in Atlantic City. Mr. Luciani's involvement in the gaming industry extends back to 1976 when, as an Assistant Attorney General for the State of New Jersey, he was extensively involved with the drafting of the Casino Control Act of New Jersey. In 1995, American Gaming and Resorts of Mississippi, a subsidiary of American Gaming, was placed in an involuntary Chapter 11 proceeding due to a disagreement with certain of its creditors as to a payment plan. In 1996, the Gold River Hotel and Casino Corporation, of which Mr. Luciani was a director, filed a voluntary petition in bankruptcy under Chapter 11.

                         Nominees for Class II Directors
                      Term Expiring at 2001 Annual Meeting


                                   Positions and Offices Presently        Year Became
Name                       Age     Held with the Company                  a Director

Mark Honigsfeld            44      Chairman of the Board, Chief            1996
                                   Executive Officer, Secretary and
                                   Director

Harold Lazarus, Ph.D.      71      Director                                1997

Mark Honigsfeld

     Mr. Honigsfeld joined the Company as Chairman of the Board, Secretary and a director in August 1996 and, effective October 1, 1996, he was elected Chief Executive Officer of the Company. In 1978, he founded Facelifters Home Systems, Inc. ("FACE"), a cabinet manufacturing and installation company for which he served as Chief Executive Officer and Chairman of the Board until April 25, 1996. On such date, FACE, a publicly-traded company, was acquired by a New York Stock Exchange company in a transaction valued at approximately $70 million to FACE's stockholders. Prior to the merger, FACE's revenues on an annualized basis approached $50 million. As the founder, Chief Executive Officer and Chairman of the Board, Mr. Honigsfeld was directly involved in the planning and development of almost all areas of FACE's business, including corporate finance, public offerings, investor relations, mergers and acquisitions, licensing, product design and engineering, sales and marketing, manufacturing, field installation, customer service, management information services and management training. Prior to the sale transaction, FACE had approximately 600 employees and associates representing its products and services at 28 locations in 14 states, approximately 135 telemarketing personnel, 180 direct sellers, 120 manufacturing employees and 165 supervisory, management and administrative personnel. In addition, FACE had working arrangements with approximately 175 independent contracting companies nationwide. Mr. Honigsfeld holds a Bachelor of Science Degree in Industrial Arts, magna cum laude, and a Master of Science Degree in Industrial Arts, with honors, from City College of the City University of New York.

Harold Lazarus, Ph.D

     Dr. Lazarus joined the Company as a director in March 1997. Dr. Lazarus has been a Professor of Management at the Hofstra University Frank G. Zarb School of Business (the "Hofstra Business School") since 1980. From 1973 to 1980, Dr. Lazarus served as Dean of the Hofstra Business School. Dr. Lazarus is an organization development consultant who lectures in Europe, Asia, North America and South America on leadership, time management, total quality management, managing change, effective meetings, problem solving, decision making, mission statements, management by objectives, and communications. Dr. Lazarus was Professor of Management at the New York University Leonard N. Stern School of Business for ten years, and he also taught at Columbia University Graduate School of Business and Harvard University Business School. Dr. Lazarus currently serves as a director of Graham-Field Health Products, Inc., a New York Stock Exchange - listed manufacturer and wholesaler with $200 million in annual sales. Dr. Lazarus has served on several boards of directors of public companies in the past, including FACE, Ideal Toy Corporation, Superior Surgical Manufacturing Company, and Stage II Apparel Corporation. Dr. Lazarus has published seven books and 65 articles on business management. He also chairs the board of Phi Beta Kappa Alumni of Long Island (New York). Dr. Lazarus received a Masters of Science Degree and a Doctor of Philosophy Degree in Management and Marketing from Columbia University.

Other Director

     The following table sets forth the positions and offices held by Louis Libin, the Company's sole Class III director, his age as of August 31, 1998 and the year in which he became a director.


                               Class III Director
                      Term Expiring at 1999 Annual Meeting


                                     Positions and Offices Presently        Year Became
Name                      Age        Held with the Company                  a Director

Louis Libin                39        Chief Technology Officer and             1997
                                     Director

Louis Libin

     Mr. Libin joined the Company in January 1997 on a per diem basis as Chief Technology Officer and a director. Effective March 10, 1997, he began to serve as the Company's Chief Technology Officer on a full-time basis. Since 1989, Mr. Libin has represented the United States on satellite and transmission issues at the International Telecommunications Union (the "ITU") in Geneva, Switzerland. Mr. Libin has also been Chairman of the Expert Group on Broadcast Interactive Services of the ITU since 1991. From 1987 to 1997, Mr. Libin served as the Director of Technology (specializing in broadcast transmission systems) for the General Electric Corporation ("GE") and the National Broadcasting Corporation. From 1995 to 1997, Mr. Libin also served as Assistant Secretary of all GE's wholly-owned subsidiaries that are involved in broadcast media, with the responsibility for technical developments and all Federal Communications Commission (the "FCC") issues and licenses. From 1983 to 1986, Mr. Libin was a project manager for Radio Corporation of America ("RCA") until RCA's acquisition by GE. From 1981 to 1982, Mr. Libin was employed by the Loral Corporation as an electronic design engineer where he designed radio frequency systems for the United States military. From 1980 to 1981, Mr. Libin was a design engineer for the Chryon Corporation, a computer graphics company. From 1979 to 1980, he worked for Burroughs Computer Systems, Inc. (now part of Unisys) as a field engineer. Additionally, since 1988, Mr. Libin has acted as a consultant and advisor to the FCC in connection with the planning of communications systems and logistics for major events in the United States and abroad, including political conventions, presidential inaugurations, and the Olympics. Mr. Libin is an active member of the National Society of Professional Engineers and the Association of Federal Communications Consulting Engineers. He also sits on the Engineering Advisory Board of the National Association of Broadcasters. Mr. Libin has planned and managed telecommunications projects in the United States and in Europe. Mr. Libin was responsible for the planning and implementation of a new television and telecommunications network in New Zealand in 1990. Mr. Libin has also provided expert consulting on satellite issues in certain of the republics of the former Soviet Union. Mr. Libin was also instrumental in the development of the new transmission technology and the algorithms for software modeling of the new North American digital terrestrial television system which was approved by the FCC in 1996. Mr. Libin has published numerous scientific papers in radio frequency and telecommunications. Mr. Libin received a B.S.E.E. Degree in Electrical Engineering from the Pratt Institute and completed his graduate studies in optical electronics at M.I.T.'s Executive Program in 1991.

     There are no family relationships among any of Compu-DAWN's executive officers and directors.

Board Committees

     The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. The members of the Audit Committee are Messrs. Honigsfeld and Rizzardi, and Dr. Lazarus.

     The Company has neither a nominating committee, charged with the search for and recommendation to the Board of potential nominees for Board positions, nor a compensation committee, charged with periodically reviewing the compensation of the Company's officers and employees and recommending appropriate adjustments. These functions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Chairman of the Board.

Meetings

     The Board held one meeting during the year ended December 31, 1997. All of the then incumbent directors of Compu-DAWN attended such meeting. The Board also acted on eleven occasions during 1997 by unanimous written consent in lieu of a meeting. The Audit Committee met once during 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), requires that reports of beneficial ownership of capital stock and changes in such ownership be filed with the Securities and Exchange Commission (the "SEC") by Section 16 "reporting persons," including directors, certain officers, holders of more than 10% of the outstanding Common Shares and certain trusts of which reporting persons are trustees. Compu-DAWN is required to disclose in this Proxy Statement each reporting person whom it knows to have failed to file any required reports under Section 16 on a timely basis during the fiscal year ended December 31, 1997. To Compu-DAWN's knowledge, based solely on a review of copies of Forms 3, 4 and 5 furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 1997, Compu-DAWN's officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them except that each of the six directors and executive officers of the Company in office at the time of the IPO filed his Form 3 ten days late.

               PROPOSAL 2: RATIFICATION OF THE ISSUANCE OF SHARES
                               OF COMMON STOCK AND
                       APPROVAL OF THE ISSUANCE OF SHARES
                    OF COMMON STOCK UNDERLYING THE COMPANY'S
                    SERIES A CONVERTIBLE PREFERRED STOCK AND
                                CERTAIN WARRANTS

Description of Transaction

     On June 5, 1998, pursuant to a Securities Purchase Agreement among the Company, JNC Strategic Fund Ltd. and JNC Opportunity Fund Ltd. (collectively, the "Purchasers"), dated as of May 31, 1998, the Company issued to the respective Purchasers (i) units, consisting of, in the aggregate, 327,103 Common Shares (the "Issued Shares") and five-year warrants to acquire 32,710 Common Shares, for an aggregate purchase price of $1,750,000 (or an effective purchase price of $5.35 per Issued Share, assuming no value is attributed to the warrants), and (ii) units, consisting of, in the aggregate, 3,250 Series A Preferred Shares and five-year warrants to acquire 57,497 Common Shares, for an aggregate purchase price of $3,250,000. Each of the Series A Preferred Shares has a face amount of $1,000 as no value was attributed to the warrants.

     The Series A Preferred Shares are convertible into Common Shares, on or after the earlier of (i) October 3, 1998 or (ii) the effective date of the registration statement referred to below, at a conversion price equal to the lesser of (x) 85% (subject to reduction under certain circumstances) of the average of the five lowest closing bid prices for the Common Shares during the 25 consecutive trading days preceding the date of conversion and (y) $8.025 per share, subject to adjustment as provided for in the Securities Purchase Agreement; however, the conversion price cannot be less than $5.00 per share, subject to adjustment as provided for in the Securities Purchase Agreement. Based on the closing bid prices of the Common Shares during the 25 consecutive trading days ended ______, 1998, the number of Common Shares issuable upon the conversion of the Series A Preferred Shares as of such date (assuming such Series A Preferred Shares were convertible at such time) would be _______. Notwithstanding the foregoing, the Series A Preferred Shares are not convertible into Common Shares to the extent such conversion would violate the rules of the National Association of Securities Dealers, Inc. (the "NASD") discussed below. The Series A Preferred Shares rank prior to the Company's Common Shares and any class or series of capital stock of the Company hereafter created (unless agreed otherwise by the holders of the Series A Preferred Shares in accordance with the provisions of the Certificate of Designations, Preferences and Rights of the Series A Preferred Shares). The holders of the Series A Preferred Shares are not entitled to receive any dividends thereon; however, a 5% premium is payable in connection with any conversion, redemption or liquidation. The warrants to acquire, in the aggregate, 90,207 Common Shares (the "Warrants") are exercisable at a price of $8.025 per share, subject to adjustment as provided for in the Warrants. The Company has agreed to register the resale of the Issued Shares as well as the Common Shares issuable upon conversion of the Series A Preferred Shares (the "Conversion

Shares") and upon exercise of the Warrants (the "Warrant Shares"). The $5,000,000 in gross proceeds received by the Company pursuant to the Securities Purchase Agreement is intended to be used for working capital purposes.

NASD Rule

     This proposal is being presented to the Company's stockholders in accordance with Rule 4310(c)(25)(H) of the NASD (the "NASD Rule"). The NASD Rule requires stockholder approval for the issuance of shares of Common Stock in a transaction involving the sale or issuance by the issuer of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Pursuant to the Securities Purchase Agreement, the Company agreed to seek such approval of its stockholders as may be required to ratify the issuance of the Issued Shares and to issue all of the Conversion Shares and Warrant Shares without violating the NASD Rule.

     As of June 5, 1998, 2,839,404 Common Shares of the Company were issued and outstanding. Accordingly, the provisions of the NASD Rule applied as of such date with respect to a transaction involving the sale or issuance by the Company of Common Shares (or securities convertible into or exercisable for Common Shares) equal to 567,880 or more Common Shares for less than the greater of book or market value of the issued Common Shares.

     As of June 5, 1998, the closing sale price of the Company's Common Shares, as reported by Nasdaq, was $6.875 per share (the "Market Price") (such amount being greater than the book value of the Company's Common Shares as of such date). Since the effective purchase price for the Issued Shares was $5.35 per share and the conversion price for the Series A Preferred Shares may, at the time of conversion, be less than the Market Price (due to the floating nature of the conversion price), the Company is seeking stockholder ratification of the issuance of the Issued Shares and approval of the issuance of Conversion Shares. The foregoing stockholder ratification and approval shall also serve as approval of the issuance of Warrant Shares (although stockholder approval is not required by the NASD Rule with regard thereto since the exercise price for the Warrants of $8.025 per share is greater than the Market Price).

     In the event the Company does not receive approval by the stockholders of this Proposal 2, any holder of Series A Preferred Shares who is prohibited from converting Series A Preferred Shares because the issuance of Conversion Shares would exceed the permissible amount provided for under the NASD Rule may elect
(i) to require the Company to redeem from such holder those Series A Preferred Shares for which the Company is unable to issue Conversion Shares due to the foregoing at a price per Series A Preferred Share generally equal to the number of Conversion Shares into which such Series A Preferred Shares would be convertible multiplied by a price based on the market value of the Company's Common Shares; (ii) to require, with the consent of holders of at least 50% of the outstanding Series A Preferred Shares (including any Series A Preferred Shares held by the requesting holder), the Company to terminate the listing of its Common Shares on The

Nasdaq Stock Market and to cause its Common Shares to be eligible for trading on the over-the-counter electronic bulletin board; or (iii) to require the Company to issue Common Shares in accordance with the holder's notice of conversion at a conversion price equal to the greater of (x) the closing bid price of the Common Shares and (y) the book value per Common Share, each in effect as of the date of the holder's written notice to the Company of its election to receive Common Shares.

     In light of the redemption or Nasdaq delisting obligation, failure to obtain stockholder approval pursuant to the NASD Rule would adversely affect the Company's financial position (in the event of a redemption) or the stockholders' liquidity in their Common Shares (in the event of a Nasdaq delisting).

Description of Securities

     Common Shares

     The Company is currently authorized to issue up to 20,000,000 Common Shares, of which 3,166,507 shares were issued and outstanding as of September 16, 1998. In addition, as of September 16,1998, the Company had reserved 443,466 Common Shares for issuance pursuant to the exercise of outstanding options and 630,607 Common Shares for issuance pursuant to the exercise of outstanding warrants. Additional Common Shares are reserved for issuance upon the conversion of the Series A Preferred Shares as discussed above under "Description of Transaction" in this Proposal 2. All of the issued and outstanding Common Shares are validly issued, fully paid and non-assessable.

     Holders of the Common Shares of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the Common Shares. Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Shares, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Shares. The Common Shares are not subject to any liability for further assessments. There are no conversion or redemption privileges, nor any sinking fund provisions, with respect to the Common Shares, and the Common Shares are not subject to call. The holders of the Common Shares do not have any preemptive or other subscription rights.

     Holders of the Common Shares are entitled to cast one vote for each share held at all stockholders' meetings, including the annual meeting for theelection of directors. The Common Shares do not have cumulative voting rights.

     Preferred Shares

     The Company's Certificate of Incorporation currently authorizes 1,000,000 "blank check" Preferred Shares. Pursuant to authority granted in the Certificate of Incorporation, the Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue Preferred Shares from time to time in one or more series, to fix the number of shares constituting any series and the stated value thereof, if different from the par value, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such series. As of September 16, 1998, there were 3,250 Series A Preferred Shares issued and outstanding. A description of the designations, preferences and rights of the Series A Preferred Shares is set forth above under "Description of Transaction" in this Proposal 2.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends that the stockholders vote FOR this proposal. The officers and directors of the Company intend to vote their shares in favor of this proposal.


                              INDEPENDENT AUDITORS

     Lazar Levine & Felix LLP has served as the Company's independent auditors since 1996 and has been selected as the Company's independent auditors for the fiscal year ending December 31, 1998.

     A representative of Lazar Levine & Felix LLP is expected to be available by telephone at the Meeting, will have the opportunity to make a statement, if such representative so desires, and will be available to respond to appropriate questions.

     There have been no changes in the Company's accountants, and the Company has had no disagreements with the Company's accountants on accounting and financial disclosure, during the Company's two most recent fiscal years and the interim period since its most recent fiscal year.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at Compu-DAWN's 1999 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 of the SEC, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Secretary of Compu-DAWN at the principal executive offices of Compu-DAWN by May 22, 1999 for inclusion in Compu-DAWN's Proxy Statement and form of Proxy relating to such meeting. The Company, however, intends to hold next year's annual meeting earlier in the year than this year's meeting. Accordingly, the Company suggests that stockholders' proposals intended to be presented at next year's Annual Meeting be submitted will in advance of April 15, 1999, the earliest date upon which the Company anticipates the proxy statement and form of proxy relating to such meeting will be released to stockholders.

     In order for a stockholder to nominate a candidate for director, under the Company's ByLaws, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received at the principal executive offices of the Company (as provided below) not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 70 days' notice of the date of the meeting is given to stockholders and public disclosure of the meeting date, pursuant to a press release, is either not made at all or is made less than 70 days prior to the meeting date, notice by such stockholder to be timely made must be so received no later than the close of business on the tenth day following the earlier of (i) the day on which the notice of the date of the meeting was mailed to stockholders or (ii) the day on which such public disclosure of the meeting date was made. The stockholder filing the notice of nomination must describe various matters, including such information as (x) the name, age, business and residence addresses, occupation or employment and shares held by the nominee; (y) any other information relating to such nominee required to be disclosed in a Proxy Statement; and (z) the name, address and shares held by the stockholder.

     In order for a stockholder to bring other business before an annual meeting of stockholders, under the Company's By-Laws, timely notice must be received by the Company within the time limits described above. A stockholder's notice must set forth as to each matter the stockholder proposes to bring before the annual meeting certain information regarding the proposal, including (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at such meeting; (ii) the name and address of such stockholder proposing such business; (iii) the class and number of shares of the Company which are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's Proxy Statement.

     Any notice given pursuant to the foregoing requirements must be sent to the Secretary of the Company at 77 Spruce Street, Cedarhurst, New York 11516. Any stockholder desiring a copy of the Company's By-Laws will be forwarded one without charge upon receipt of written request therefor.

                                 OTHER BUSINESS

     While the accompanying Notice of Annual Meeting of Stockholders provides for the transaction of such other business as may properly come before the Meeting, the Company has no knowledge of any matters to be presented at the Meeting other than those listed as Proposals 1 and 2 in the notice. However, the enclosed Proxy gives discretionary authority in the event that any other matters should be presented.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Proxy Statement is accompanied by a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "Form 10-KSB").

     The following information from the Form 10-KSB, as filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, is hereby incorporated by reference into this Proxy Statement:

         (i) the consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the two years ended December 31, 1996 and 1997, included in Item 7 thereof;

         (ii) "Management's Discussion and Analysis or Plan of Operation" included in Item 6 thereof;

         (iii)       "Description of Business," included in Item 1 thereof;

         (iv)        "Description of Property," included in Item 2 thereof; and

         (v)         "Legal Proceedings," included in Item 3 thereof.



                                          By Order of the Compu-DAWN Board
                                          Mark Honigsfeld
                                          Chairman of the Board, Chief Executive
                                          Officer and Secretary


Cedarhurst, New York
September 18,  1998

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                          PRELIMINARY PROXY MATERIALS

                                COMPU-DAWN, INC.
                                77 Spruce Street
                           Cedarhurst, New York 11516


          This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Mark Honigsfeld and Louis Libin as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Compu-DAWN, Inc. (the "Company") held of record by the undersigned on September 16, 1998 at the Annual Meeting of Stockholders to be held on October 2, 1998 or any adjournment thereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2 and in favor of any proposal to adjourn the meeting in order to allow the Company additional time to obtain sufficient Proxies with regard thereto.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                                PROPOSALS 1 and 2

         1.       Election of Directors

                  FOR all nominees listed below            WITHHOLD  AUTHORITY
                  (except as marked to the                 to vote for all
                  contrary below). [___]                   nominees listed.[___]

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list below.)

         Class I Directors:

                     WILLIAM D. RIZZARDI         ALFRED LUCIANI

         Class II Directors:

                     MARK HONIGSFELD                HAROLD LAZARUS, Ph.D.

         2. Proposal to ratify the issuance of shares of Common Stock and approval of the issuance of shares of Common Stock underlying the Company's Series A Convertible Preferred Stock and certain warrants.

                               FOR [___]   AGAINST [___]  ABSTAIN [____]


         3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                           DATED:_______________________,   1998   Please   sign
                           exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in full partnership name by authorized person. If a limited liability company, please sign in full limited liability company name by authorized person.



                           Signature



                           Signature, if held jointly



                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE




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